CUSIP No. 56656T105	13D	Page 5 of 5 Pages

Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agrees that this Statement on Schedule 13D dated June 4, 2021 with respect to the Shares is filed on behalf of Marfrig Overseas pursuant to and in accordance with the provisions of Rule 13(d)-1(k) under the Securities Exchange Act of 1934, as amended (the “Act”), and further agrees that this Joint Filing Agreement be included as an exhibit to this Statement.

Date: June 4, 2021 MARFRIG OVERSEAS LTD. By: /s/ Marcia Aparecida Pascoal Marçal dos Santos
Marcia Aparecida Pascoal Marçal dos Santos Director By: /s/ Marcos Antonio Molina dos Santos
Marcos Antonio Molina dos Santos
Director